Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Pricing of $500 Million Senior Notes

OVERLAND PARK, Kan. (Nov. 22, 2019) - Compass Minerals International, Inc. (NYSE: CMP) (“Compass Minerals”) has priced an offering of $500 million aggregate principal amount of 6.750% senior notes due 2027 (the “Notes”) in a private offering. The sale of the Notes is expected to be completed on or about November 26, 2019, subject to customary closing conditions. The Notes will be senior unsecured obligations of Compass Minerals and will be guaranteed by certain of its domestic subsidiaries.

Compass Minerals intends to use the net proceeds from the offering, together with borrowings under an expected new amended and restated credit agreement, to repay all outstanding indebtedness under its existing credit agreement.

The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees, nor will there be any sale of the Notes and related guarantees in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of the Notes and related guarantees will be made only by means of a private offering memorandum.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Compass Minerals’ current expectations and involve risks and uncertainties that could cause Compass Minerals’ actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual and Quarterly Reports on Forms 10-K and 10-Q.  Any forward-looking information presented herein is made only as of the date of this press release, and Compass Minerals does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Investor Contact	Media Contact
Theresa Womble	Rick Axthelm
Director of Investor Relations	Vice President, Communications and Corporate Affairs
+1.913.344.9362	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com